Horizon Technology Finance Strengthens Capital Resources and Increases Capacity of Credit Facility to $250 Million

Farmington, Connecticut – May 24, 2023 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced that Horizon Secured Loan Fund I LLC, Horizon’s wholly-owned subsidiary (“HSLF”), has amended its senior secured debt facility with a large U.S. based insurance company. Under the amended agreement, the commitment to HSLF has increased by $50 million, allowing HSLF to issue up to $250 million of secured notes, of which HSLF currently has outstanding $177 million.

The amendment to the credit facility also extends the investment period to June 2024. In addition, the amendment, among other things, changes the pricing structure for future borrowings to the three-year I-curve rate plus 3.50%. The facility is collateralized by the assets of HSLF, which consist of cash and debt investments.

“We are pleased to further expand our borrowing capacity, which increases our ability to provide quality companies with venture debt solutions and allows us to thoughtfully grow our venture debt portfolio,” said Daniel R. Trolio, Executive Vice President and Chief Financial Officer of Horizon. “The continued support of our lenders is a testament to our discipline with respect to underwriting and our focused efforts to strengthen our balance sheet. We believe Horizon remains well-positioned to deliver additional value to its shareholders.”

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of HRZN is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon Technology Finance Management LLC is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819